UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400

New York, NY 10001

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market
Series A Cumulative Perpetual Preferred Stock, $0.0001 per share	LFMDP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Stefan Galluppi from the Board of Directors

On June 20, 2023, Stefan Galluppi resigned from the Board of Directors of LifeMD, Inc. (the “Company”) effective immediately. Mr. Galluppi’s resignation was not due to a disagreement with the Company on any matter relating to its operations, policies or practices, and he will continue to serve as the Company’s Chief Innovation Officer.

Appointment of William J. Febbo to the Board of Directors

On June 20, 2023, William J. Febbo was appointed to the Board of Directors.

Mr. Febbo is Chief Executive Officer and a Director of OptimizeRx Corporation (Nasdaq: OPRX). OptimizeRx is a leading provider of digital point-of-care technology solutions that help patients start and stay on therapy. For more than 25 years Mr. Febbo has built and managed health services and financial businesses, starting in M&A and international business development at multinational companies. In 1999 he co-founded and subsequently served as Chief Executive Officer of MedPanel, a market intelligence and communication provider to the life sciences and financial industries. In 2007 MedPanel was acquired by Merriman Capital, where he served as Chief Operating Officer of investment banking and as Chief Executive Officer of the firm’s Digital Capital Network. In 2016 Mr. Febbo joined OptimizeRx, where he helped transform the firm into a leading digital health company enabling care-focused engagement between life sciences organizations, healthcare providers, and patients at critical junctures throughout the patient care journey. Mr. Febbo serves as a faculty member for the Massachusetts Institute of Technology linQ program, a collaborative initiative increasing the potential of innovative biomedical research to benefit society and the economy. He also serves on the board of the United Nations of Greater Boston, a non-profit organization focused on building a stronger network of global citizens in the Boston area.

In connection with Mr. Febbo’s appointment to the Board, the Company and Mr. Febbo entered into a Director Agreement, whereby Mr. Febbo received (i) a grant of 75,000 restricted shares of the Company’s common stock, with 37,500 restricted shares vesting immediately and 37,500 restricted shares vesting on the two-year anniversary of the Director Agreement, pursuant to a Restricted Stock Award Agreement under the LifeMD, Inc. 2020 Equity and Incentive Plan, as amended (the “Plan”), and (ii) a stock option to purchase 37,500 shares of the Company’s common stock, vesting on the two-year anniversary of the Director Agreement, pursuant to a Non-Qualified Stock Option Agreement under the Plan. Unvested restricted shares will vest immediately in the event that Mr. Febbo is removed as a director or not asked to stand for re-election for reasons other than for “Cause,” as defined in the Plan, or immediately prior to the closing of a “Change in Control,” as defined in the award agreement. All unvested options shall be forfeited, but Mr. Febbo shall have the right to exercise vested options for a period of three months after his departure from the Board, a period which would be extended to 12 months in the case of death or disability. The awards may be forfeited in the event of Mr. Febbo’s breach of certain covenants contained in the respective award agreements.

On May 30, 2023, prior to his appointment to the Board of Directors, Mr. Febbo entered into a Consulting Services Agreement with the Company, pursuant to which he provides certain investor relations and strategic business development services, in consideration for 375,000 restricted shares of the Company’s common stock, which will vest in quarterly installments from August 30, 2023 through November 30, 2024. Either Party may, upon 14 days written notice to the other Party, terminate this Agreement at any time for any reason, at which time, any unvested restricted shares will be forfeited. Unvested restricted shares will vest immediately prior to the closing of a “Change in Control,” as defined in the Consulting Services Agreement.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Consulting Services Agreement, Director Agreement, Restricted Stock Award Agreement and Non-Qualified Stock Option Agreement, and such description is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits and incorporated by reference into this Current Report on Form 8-K.

Item 8.01 Other Events

On June 20, 2023, the Company issued a press release announcing the appointment of William J. Febbo to its Board of Directors. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Director Agreement, dated June 20, 2023 between LifeMD, Inc. and William J. Febbo
10.2	Restricted Stock Award Agreement, dated June 20, 2023, between LifeMD, Inc. and William J. Febbo
10.3	Non-Qualified Stock Option Agreement, dated June 20, 2023, between LifeMD, Inc. and William J. Febbo
10.4	Consulting Services Agreement, dated May 30, 2023, between LifeMD, Inc. and William J. Febbo
99.1	Press Release, dated June 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated:	June 22, 2023	By:	/s/ Eric Yecies
Eric Yecies
General Counsel and Chief Compliance Officer